Exhibit 4.1

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT  INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE GULFSLOPE ENERGY INC.  750,000,000 SHARES AUTHORIZED COMMON STOCK $.0001 PAR VALUE SPECIMEN THIS CERTIFIES THAT IS THE RECORD HOLDER OF Cusip No.40273W 10 5 SHARES OF GULFSLOPE ENERGY INC. COMMON STOCK transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.  This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.  Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.  Dated: SECRETARY PRESIDENT CORPORATE SEAL Countersigned: Standard Registrar & Transfer Company, Inc.